EXHIBIT 99.1

News Release dated January 7, 2014

New Western Energy Corporation Announces Non-Binding Letter of Intent to Acquire Legend Oil and Gas Ltd.

IRVINE, Calif., Jan. 7, 2014 (GLOBE NEWSWIRE) -- New Western Energy Corporation ("New Western Energy" or the "Company") (NWTR), an independent energy company, engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, is pleased to announce that it has entered into a non-binding letter of intent ("LOI") to acquire all of the issued and outstanding common shares of Legend Oil and Gas Ltd. ("Legend Oil") (LOGL). Under the terms of the LOI, New Western Energy proposes to exchange shares of Legend Oil valued at $0.09 per share for shares of New Western Energy based on the average of the closing bid prices of New Western’s common stock over the ten days prior to the Closing Date, but at a price that will be no less than $0.21 per share and no more than $0.27 per share, unless mutually agreed to by the parties.

According to Javan Khazali, President of New Western Energy, "The strategic acquisition of Legend Oil not only increases our holdings in Kansas but also allows us to diversify our geographic portfolio outside of the U.S. and into the diverse energy region of Western Canada. From an operating strategy point of view, we will immediately accelerate revenue growth through our combined production rate while having opportunities to aggressively develop oil & gas properties in historically proven zones in the near term. We are extremely excited to join forces with the Legend Oil management team that has shown in-depth technical expertise and tremendous exploration and operation capabilities. We expect this value creation to reflect on our strong post – transaction balance sheet with substantial increase in pro forma liquidity that will further enable us to continue organic growth and fund future acquisitions."

"The acquisition of Legend Oil by New Western creates a combined entity which substantially benefits the shareholders of both companies. The significant access to capital by New Western led by its President and CEO; Javan Khazali and the production assets and technical strengths of the Legend management team will create a larger production and revenue base as well as enhancing the management of the combined entities. We are excited about the potential for growth this business combination will afford in 2014 and beyond." said Marshall Diamond-Goldberg President/CEO of Legend Oil and Gas Ltd.

Completion of the acquisition will be subject to the negotiation and execution of a binding agreement and the satisfaction of a number of conditions, including, but not limited to each of New Western Energy and Legend Oil being satisfied with the results of their respective due diligence investigations.

Legend Oil is an oil and gas exploration and production company with the following properties:

Canada

Legend Oil's Canadian assets are managed through a wholly owned subsidiary, Legend Energy Canada Ltd. ("LECL"). LECL's assets consist of a total of 8 oil and gas properties of which all are in production at a combined rate of approximately 117 BOE/d (barrels of oil equivalent per day). The properties contain a mix of oil and natural gas liquid production, and gas production with significant low risk development potential as identified. The properties are located in the Provinces of Alberta and British Columbia.

United States

Piqua - The Piqua Project is an oil producing property located in Woodson County, Kansas consisting of 1,040 acres of net mineral leases. Piqua produces an average of 18 BOPD from 44 active wells. Drilling on the largely undeveloped Pat Collins lease is ongoing with the initial wells averaging almost 2 BOPD IP rate (initial production rate).

McCune – In November of 2013, Legend Oil successfully closed the acquisition of the McCune property located in Crawford County, Kansas. The property contains seven mineral leases producing an average of 7-8 BOPD. The asset was acquired for $350,000 of which the cash component was $250,000 with a further $100,000 in Legend equity for an average acquisition price of less than $50,000 per production barrel. Additional development locations have been identified and a drilling program will commence in early 2014 on this acquisition.

To learn more about the Company, visit: www.legendoilandgas.com

About New Western Energy Corporation.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC at www.sec.gov or from us at New Western Energy Corp., 1140 Spectrum, Irvine, CA 92618.

Contact:

Javan Khazali
New Western Energy

(949) 435-0977
info@newwesternenergy.com